FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

FOR IMMEDIATE RELEASE

NASCAR Makes Offer to Acquire International Speedway Corporation

DAYTONA BEACH, Fla. - November 9, 2018 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced today that its Board of Directors (the “Board”) has received a non-binding offer from NASCAR, to acquire all of the outstanding shares of Class A common stock and Class B common stock of the Company, other than the shares held by the controlling shareholders of ISC, for a cash purchase price of $42.00 per share. The intention is to combine ISC and NASCAR as one privately-held group of companies with the France family as primary owners. A copy of the proposal letter is attached as Exhibit Number 99.1 to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission today.
“In a highly competitive sports and entertainment landscape, a more unified strategic approach is important to our future growth,” said Jim France, Chairman of ISC and Chairman and Chief Executive Officer, NASCAR. “We believe the industry requires structural changes to best position the sport for long term success and this offer represents a positive step forward in that direction.” NASCAR’s proposal letter indicates that the outcome of this prospective offer will not impact the France family’s long-term commitment to the sport, nor its interest in maintaining its current ownership in ISC, as the France family is not interested in selling its shares of ISC at this time.
The ISC Board has formed a special committee (the “Special Committee”) comprised of J. Hyatt Brown, Larry Aiello, Jr., Larree Renda and William Graves , each of whom is an independent director of the Company, to act on behalf of the Company to consider this proposal. Mr. Brown, the Company’s lead independent director, will serve as Chairman of the Special Committee. The Special Committee will be advised by independent legal and financial advisors. NASCAR’s offer will be reviewed by the Special Committee and will be subject to the approval of the holders of a majority of the Company’s outstanding common stock, other than the common stock held by the France family. In the interim, NASCAR and ISC will continue to operate as separate and independent entities.
The Company cautions shareholders and others considering trading in its securities that the Board just received the non-binding proposal letter from NASCAR and no decisions have been made with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.
Forward Looking Statements
This press release includes certain forward-looking statements, including statements relating to the proposed acquisition of ISC by NASCAR, including the expected benefits of the acquisition and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of the parties to successfully negotiate a proposed acquisition on the terms proposed or at all. These forward-looking statements speak only as of the date of this press release, and ISC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of ISC, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to ISC’s business which may affect the statements made in this press release.
Additional Information
Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of any series of ISC’s common stock. ISC shareholders and other investors are urged to read the proxy statement to be filed with the SEC because it will contain important information relating to the proposed acquisition of ISC by NASCAR. Copies of ISC’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by accessing the investor relations portions of ISC’s website at http://www.internationalspeedwaycorporation.com/.

Participants in the Solicitation
The directors and executive officers of ISC and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition of ISC. Information regarding the directors and executive officers of ISC will be available in its proxy statement, which will be filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
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